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                                                                EXHIBIT 10.11


                        Release and Covenant Not to Sue

         This Release and Covenant Not to Sue ("Release") is entered into this 30th day of April 1997, by and between Lou Nagy ("Employee") and Florists' Transworld Delivery, Inc. ("Employer"), and is intended to clarify and amicably resolve any and all matters relative to any relationship between Employee and Employer, including the employment relationship and the separation from employment based upon the following:

         1. Effective April 30, 1997, the employment relationship between Employer and Employee shall be terminated.

         2. Employer agrees to pay and provide the following benefits to Employee to which Employee is not otherwise entitled under any policy, custom, plan or practice of Employer:

                  a. Salary continuation for the twelve (12) month time period from May 1, 1997 through April 30, 1998 or the date that Employee obtains any full time employment, whichever is earlier ("Salary Continuation Period"), subject to mitigation as set forth in Paragraph 2.b. below.

                  b. In the event that Employee obtains any part time or temporary employment during the Salary
                           Continuation Period, Employee shall submit to Employer bi-monthly Certifications Regarding Continued Separation Payments, in the form of Attachment 1 hereto, regarding compensation received by Employee for such employment, and Employee's salary continuation will be reduced by the amount of 100% of the compensation received by Employee for such employment; provided, however, that in the event Employee works as a consultant or independent contractor during the Salary Continuation Period, Employee's salary continuation will be reduced only by the amount of 100% of the compensation received therefrom in excess of $25,000. Employee agrees that he has a duty to use reasonable efforts to find employment and will make such efforts and supply the required Certifications.

                  c. Continuation of the group medical, dental and vision coverage provided by Employer to its employees during the Salary Continuation Period. All other benefits and coverages will cease effective midnight April 30, 1997. Employee is eligible to purchase continuation coverage after the Salary Continuation Period, and enclosed is the information concerning COBRA coverage.





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                  d.       Professional outplacement services provided by
                           Keystone Associates or another provider mutually agreed upon, not to exceed to a total of $10,000.

         3. Employee will also be paid all accrued and unused vacation days earned as of April 30, 1997, to be paid in a lump sum in the next payroll cycle. Employee will not continue to accrue any additional vacation days during the Salary Continuation Period.

         4. In return for the consideration set forth in Paragraph 2 above, Employee on behalf of himself, his heirs, legal representatives, agents and assigns, covenants not to sue and releases, waives and forever discharges Employer, FTD Corporation, their parents, subsidiaries, board members, employees, agents and related entities from all claims and causes of action of any kind or nature, in law, in equity or administrative proceedings, based upon the employment of Employee or the separation thereof, including by way of illustration and not of limitation, any claim of breach of an express or implied contract, wrongful discharge, discrimination of any kind, violation of Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, and any and all other claims of tortuous conduct, state or federal statutory violation, breach of contract, whether known or unknown, arising from any cause whatsoever, up to the date of the signing of this Release. Nothing contained in this paragraph shall operate to release or discharge Employer, its successors or assigns from any claims arising out of the breach by Employer of any of its obligations under this Release.

         5. Employee agrees that he will keep the terms of this Release confidential and will not disclose its terms to anyone without prior written consent of Employer, except in response to a lawful subpoena compelling Employee to provide such information to a court, administrative body or law enforcement agency, provided that Employee notifies Employer upon receipt of the subpoena and prior to disclosing such information. Notwithstanding anything contained in this paragraph to the contrary, Employee may disclose the terms of this Release to his attorney, accountant or financial advisor.

         6. Employee agrees that he will not apply or seek re-employment with Employer in the future, and has no rights to recall and re-employment.

         7. Employee agrees that he will make reasonable efforts to assist Employer and its affiliates in the conduct and defense of any litigation, administrative proceeding or arbitration.
                  Employer agrees to reimburse Employee for all reasonable expenses by the Employee as a result of Employee assisting Employer in connection therewith. Employee agrees that he will not discuss, comment or give or prepare any writing involving any issue arising out of any litigation, administrative proceeding, or arbitration in which Employer or any of its affiliates is or shall become involved without first having been so authorized by Employer's President or Legal Counsel in writing or by virtue of process issued by a court of competent jurisdiction or an




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                  administrative agency.  In the event that Employee is
                  issued process by a court of competent jurisdiction, Employee will immediately inform Employer's President and its Legal Counsel, and if requested, make reasonable efforts to meet Employer and/or its Legal Counsel prior to discussing, testifying, commenting, giving or preparing any writing in which Employer is involved.

         8. Employee agrees that he will not denigrate or make any disparaging remarks concerning Employer, FTD Corporation or any of their current or former board members, officers, members or employees. Employer agrees to respond to any reference information requested by providing a written letter of reference in the form attached hereto.

         9. During the Salary Continuation Period and thereafter, Employee agrees not to disclose or make available to any other person or entity, other than disclosures to the extent required by law or made with the express written permission of Employer, any knowledge or information of any type whatsoever of a confidential or proprietary nature to Employer, including, without limitation, any such information which relates to any of its affiliates or any existing or prospective customers, member florists or vendors of Employer, which you may have acquired before or during your employment with Employer or may acquire during the Salary Continuation Period.

         10. Employee agrees that, until April 30, 1998, he will not, without the prior written consent of Employer: (a) own any material interest in, operate, join, control or participate as an employee, consultant or otherwise in, any entity engaged in any business in competition with the principal businesses of Employer and its affiliates (including, without limitation, retail florists' business services, floral order transmission and related network services and development and distribution of branded floral products) in the United States of America or Canada; (b) induce or attempt to persuade any actual or prospective customers, suppliers or member florists to curtail or cancel or refuse to do business with Employer or its affiliates; and
                  (c) induce or attempt to persuade any employee or agent of Employer or its affiliates to terminate such employment or agency.


         11. Employee acknowledges that he has received Exhibit A which is attached to this Release and which includes information relative to the reduction in the work force the Employer is currently undertaking.

         12. Employee acknowledges and agrees that he has thoroughly reviewed and understands all the provisions of this Release, and that it is being entered into voluntarily. Further, Employee acknowledges that he has been advised in writing to consult with an attorney of his choice prior to executing this Release.




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         13.      Employee acknowledges and agrees that he has had an
                  opportunity to consider and review this written
                  Release for at least 45 days prior to signing it and has signed this Release of his own free act and deed, for good and valuable consideration, to which he is not otherwise entitled.

         14. Employee may revoke this Release for a period of 7 days following the execution of this Release, and this Release shall not become effective or enforceable until the 7-day revocation period has expired.

         15. Employee further agrees the consideration for this Release is sufficient and waives any claim to lack of sufficiency of the consideration.

         16. This Release represents the entire agreement between Employer and Employee. There are no other oral or written promises which have been made to Employee. Employee agrees and acknowledges that he has not made and will not make an assignment of any claims which are being released or discharged by this Release. This Release can only be modified in writing and signed by the parties.

         17. Employee acknowledges and agrees that any breach by you of the provisions of this agreement, including, without limitation, the provisions of paragraphs 7, 8, 9 and 10, would cause Employer irreparable injury and that money damages would not provide Employer an adequate remedy. Employee, therefore, agrees that, in the event of any such breach, in addition to any other remedies available to Employer, Employer shall be entitled to injunctive relief from any court of competent jurisdiction without the necessity of proving actual damages or posting a bond therefor.





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         18.      This Release shall be governed by the laws of the State of
                  Michigan.



                                        Signed by:

                                        /s/ Lou Nagy
                                        --------------------------------------
                                        Lou Nagy


                                        Dated:  April 30, 1997



                                        Florists' Transworld Delivery, Inc.



                                        By: /s/ Scott D. Levin
                                           -----------------------------------
                                           Scott D. Levin

                                        Its:    Vice President

                                        Dated:  April 30, 1997





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